Exhibit 10.18
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE AQUESTIVE THERAPEUTICS, INC.
2018 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) between Aquestive Therapeutics, Inc. (“Aquestive”) and the individual specified on the Notice of Grant (the “Grantee”) is made as of the date of grant specified on the Notice of Grant to which this Agreement is attached (the “Grant Notice”).  The Date of Grant specified on the Grant Notice is referred to herein as the “Grant Date.”

RECITALS

WHEREAS, Aquestive maintains the Aquestive Therapeutics, Inc. 2018 Equity Incentive Plan (as it may be amended from time to time, the “Plan”) for the benefit of its employees, directors and consultants; and

WHEREAS, the Plan permits Aquestive to award restricted stock units with respect to shares of Aquestive’s common stock, $0.001 par value per share (“Shares”), subject to the terms of the Plan.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.          Award of RSUs.  Aquestive hereby grants to the Grantee, as of the Grant Date, the number of restricted stock units specified on the Grant Notice (the “RSUs”).  With respect to each RSU, the Grantee will be entitled to receive one Share upon the settlement of such RSU (the “RSU Shares”).  The RSUs are subject to the terms set forth herein, and the terms of the Plan, which terms and provisions are incorporated herein by reference.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

2.          Vesting; Settlement.

(a)          The RSUs shall be unvested upon the Grant Date and shall vest in 36 equal monthly installments, commencing on the last business day of the month immediately following the month in which the Grant Date occurs and continuing for each of the next 35 months immediately following such month (with vesting to occur on the last business day of any such month), subject to Grantee’s continued employment with Aquestive from the Grant Date through the applicable vesting date; provided, however, that (i) in the event that prior to the date on which all of the RSUs have become fully vested, Grantee’s employment is terminated by Aquestive other than for Cause, is terminated by Aquestive due to Grantee’s Disability, is terminated as the result of Grantee’s death or is terminated by Grantee for Good Reason, then all RSUs that are unvested as of such date shall immediately vest in full upon such termination of employment and (ii) vesting and settlement of fractional RSUs shall be delayed until a whole number of RSUs have become vested.  If the Grantee’s employment with Aquestive is terminated by Aquestive for Cause or by the Grantee without Good Reason, then all RSUs that are unvested as of the date of such termination of employment shall be forfeited with no payment or other compensation due to the Grantee.

(b)          Unless required to be delayed pursuant to the third and fourth sentences of Section 18 of the Plan, an RSU shall be settled by delivery to Grantee of one Share as soon as reasonably practicable following the date on which such RSU becomes vested and in any event within 30 days after the vesting date.

(c)          Prior to the settlement of the RSUs, the Grantee shall have no rights of a stockholder with respect to the RSU Shares, including, without limitation, the right to receive dividends with respect to such RSU Shares or the right to vote such RSU Shares.  Notwithstanding the foregoing or anything contained in this Agreement to the contrary, upon the settlement of any RSU, the Grantee shall be entitled to receive a number of additional Shares equal to the quotient of (x) the per Share amount of dividends with a record date during the period commencing on the Grant Date and ending on the date immediately preceding such settlement date, multiplied by the number of RSUs then being settled and (y) the Fair Market Value of one Share on  the date immediately preceding the settlement date (provided (i) any fractional share instead shall be paid in cash and (ii) if there are not sufficient Shares under the Plan, such dividend equivalents instead shall be paid in cash).  The right to any such Shares or cash payments will be forfeited upon the forfeiture of the RSU to which they relate, with no compensation or other payment due to Grantee.

3.          Transferability of RSUs.  The RSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution or except as and to the extent permitted by Section 12 of the Plan

4.          Conditions on All Transfers of RSU Shares.  Notwithstanding anything to the contrary contained in this Agreement or the Plan, no Transfer of an RSU Share shall be made, or, if attempted or purported to be made, shall be effective, unless and until Aquestive is satisfied that the Transfer will not violate any federal or state securities law or any other law or agreement (including this Agreement).  If the Transfer would violate any such law or agreement and the Grantee nevertheless attempts or purports to engage in a Transfer of RSU Shares, then Aquestive shall not recognize such Transfer on the books and records of Aquestive and such Transfer will be null and void ab initio.  In addition, the Grantee will be liable to Aquestive for damages, if any, which may result from such attempted or purported Transfer.

5.          No Promise of Employment or Other Service.  Neither the Plan nor the RSUs nor the holding of RSU Shares will confer upon the Grantee any right to continue in the employ or other service of Aquestive or any Subsidiary, or limit, in any respect, the right of Aquestive or any Subsidiary to discharge the Grantee at any time, with or without Cause and with or without notice.

6.          Withholding.  In order to satisfy the Grantee’s tax withholding obligations relating to the RSUs, Aquestive shall retain the whole number of Shares from those otherwise being delivered in settlement of the RSUs whose Fair Market Value on the date of settlement equals the amount required to be withheld, provided that the Grantee shall be responsible for making arrangements to satisfy any additional required withholding resulting from any fractional Share not being withheld (and Aquestive and its Subsidiaries shall have the right to withhold from any payroll or other amounts otherwise due to the Grantee the amount of such withholding taxes due).  Withholding shall occur at the minimum required tax withholding rates.

7.          Section 409A.  It is intended that the RSUs and this Agreement be exempt from Section 409A of the Code or, to the extent not so exempt, comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted consistently with the foregoing without resulting in any increase in the amounts owed hereunder by Aquestive or any Subsidiary.  [Notwithstanding anything contained in the Plan or this Agreement to the contrary, except as specifically provided in Section [__] of Grantee’s employment agreement with Aquestive, dated as of [____], 2018 (as amended and/or restated from time to time, the “Employment Agreement”), neither Aquestive nor any Subsidiary shall have any liability or obligation to the Grantee or to any other person or entity for taxes, interest, penalties or fines relating to the RSUs, the RSU Shares, this Agreement or the Plan (including any of the foregoing resulting from the failure of this Agreement to be exempt from or comply with Section 409A of the Code).]

8.          The Plan.  The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the RSUs subject to all of the terms and provisions of the Plan, as amended from time to time, and this Agreement.  Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to the Plan, this Agreement, the RSUs, the RSU Shares or any agreement relating to the RSUs or the RSU Shares.  In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

9.          Governing Law.  This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws of Delaware or any other jurisdiction.

10.        Severability.  All provisions of this Agreement are distinct and severable and if any clause shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Agreement shall not be affected thereby, and the remainder of this Agreement shall be interpreted to give maximum effect to the original intention of the parties hereto.

11.        Amendment.  Subject to the provisions of the Plan, this Agreement may only be amended by a writing signed by each of the parties hereto.

12.        Entire Agreement.  This Agreement, together with the Grant Notice and the Plan, and the other exhibits attached thereto or hereto, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the award of the RSUs to Grantee by Aquestive.  [The Grantee expressly acknowledges and agrees that the grant of the RSUs covered by this Agreement satisfies all of Aquestive’s obligations under Section [___] of the Employment Agreement, and from and after the Grant Date, Grantee no longer has any rights under Section [____] of the Employment Agreement.]